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                                                             Exhibit 5.1


                      [LETTERHEAD OF DEBEVOISE & PLIMPTON]

                                                           June 25, 1999

Carrier1 International S.A.
Route d'Arlon 3
L-8009 Strassen
Luxembourg

                       Registration Statement on Form S-4
                         of Carrier1 International S.A.
                          (Registration No. 333-75195)
                     --------------------------------------

Ladies and Gentlemen:

        We have acted as special New York counsel to Carrier1 International
S.A., a societe anonyme organized under the laws of the Grand Duchy of
Luxembourg ("Carrier1"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended to the date hereof, the "Registration Statement"), which includes a Prospectus (the "Prospectus") relating to the proposed offering of (i) $160,000,000 aggregate principal amount of Carrier1's 13 1/4% Senior Dollar
Notes Due 2009 (such Dollar Notes collectively, the "New Dollar Notes") , which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of Carrier1's outstanding 13 1/4% Senior Dollar Notes Due 2009 (the "Existing Dollar Notes") and (II) [Euro]85,000,000 aggregate principal amount of Carrier1's 13 1/4% Senior Euro Notes Due 2009 of Carrier1 (such Euro Notes collectively, the "New Euro Notes," and together with the New Dollar Notes, the "New Notes") which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of Carrier1's outstanding 13 1/4% Senior Euro Notes Due 2009 (the "Existing Euro Notes" and, together with the Existing Dollar Notes, the
"Existing Notes"). The New Dollar Notes are to be issued pursuant to the Dollar Notes Indenture, dated as of February 19, 1999 (the "Dollar Notes Indenture"), between Carrier1 and The Chase Manhattan Bank, as trustee (the "Dollar Notes Trustee"). The New Euro Notes are to be issued pursuant to the Euro Notes Indenture, dated as of February 19, 1999 (the "Euro Notes Indenture" and, each of the Dollar Notes Indenture and the Euro Notes Indenture, an "Indenture"), between Carrier1 and The Chase Manhattan Bank, as trustee (the "Euro Notes Trustee" and, each of the Dollar Notes Trustee and the Euro Notes Trustee, a "Trustee").
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Carrier1 International S.A.           - 2 -                        June 25, 1999


        In so acting as special New York counsel to Carrier1, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed without investigation the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of Carrier1 and others. With your permission, for purposes of the opinion expressed herein, we have assumed that (I) each Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (II) each Trustee had and has the power and authority to enter into and perform, and has duly authorized, executed and delivered, each Indenture, (III) each Indenture is valid, binding and enforceable with respect to the Trustee, (IV) the New Notes will be duly authenticated by the applicable Trustee in the manner provided in each Indenture and (V) insofar as any obligation under either Indenture or the New Notes is to be performed in, or by a party organized under the laws of, any jurisdiction outside the United States of America, its performance will not be illegal or ineffective in any such jurisdiction by virtue of the law of that jurisdiction.

        Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

        Upon the execution and issuance of the New Notes by Carrier1 and authentication of the New Notes by the applicable Trustee in accordance with the applicable Indenture and delivery of the New Notes against exchange therefor of the Existing Notes pursuant to the exchange offer described in the Registration Statement, the New Notes will be valid and binding obligations of Carrier1, enforceable against Carrier1 in accordance with their terms.

        The foregoing opinion is limited by and subject to the effects of (I) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally and (II) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

        We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States and the laws of the State of New York, as currently in effect. In particular (and without limiting the generality of the
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Carrier1 International S.A.           - 3 -                        June 25, 1999


foregoing) we express no opinion concerning (I) the laws of any country (other than such laws of the United States of America) or as to the effect of such laws (whether limiting, prohibitive or otherwise) on any of the rights or obligations of any of Carrier1 and the holders of the New Notes, or any other party to or beneficiary of any of either Indenture and the New Notes, or (II) the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of any New Note is located that limits the rate of interest that such holder may charge or collect. We express no opinion whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the New Notes or either Indenture or the transactions contemplated thereby. In rendering the opinion expressed herein, we have, with your approval, relied without independent investigation as to all matters governed by or involving conclusions under the laws of the Grand Duchy of Luxembourg upon the opinion (including the qualifications, assumptions and limitations expressed therein) of Bonn & Schmitt, special Luxembourg counsel to Carrier1, of even date herewith, addressed to you and filed as an exhibit to the Registration Statement.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                     Very truly yours,

                                     /s/ Debevoise & Plimpton